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                                MEDICAL DIRECTOR AND
                         ADMINISTRATIVE SERVICES AGREEMENT

     This Medical Director and Administrative Services Agreement
("Agreement") is entered into as of July 30, 1997 ("Effective Date") by and among LIGHT TOUCH VEIN & LASER, INC., an Ohio corporation ("Light Touch") and VEIN & LASER CENTER, INC., an Ohio professional association ("Physician Group").

                                      RECITALS

     A. Physician Group operates a medical practice (the "Practice") and has entered into and throughout the term of this Agreement may continue to enter into arrangements with insurers, HMOs and other third-party payors ("Payors") to provide or arrange for the provision of health care services to persons covered by those Payors ("Enrollees").

     B. Physician Group has entered into written employment agreements with physicians and other health care providers and health care professionals ("Employed Providers") licensed to practice in the State of Ohio and the Commonwealth of Kentucky. Physician Group may also enter into independent contractor agreements with various physicians and other health care providers and health care professionals ("Contracting Providers") to assist Physician Group in providing or arranging for the provision of health care services to Enrollees and other patients of Physician Group (collectively, "Patients").

     C. Light Touch engages in the business of owning laser centers and providing certain administrative and support services concerning the day-to-day affairs of medical practices, and has established existing laser centers ("Centers") at the sites listed on EXHIBIT A.

     D. Light Touch desires to engage Physician Group to serve as medical director of the Centers, and Physician Group desires to obtain the use of the Centers for its Employed Providers.

     E. Physician Group desires to secure certain administrative services from Light Touch in connection with its operation of the Practice.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

                      I.  RESPONSIBILITIES OF PHYSICIAN GROUP

     1.1 MEDICAL DIRECTOR. Physician Group shall assume responsibility for the professional medical services rendered at the Centers, and shall appoint one of its Employed Providers as the medical director of each Center. Physician Group and the medical directors shall, to the best of their ability, assist Light Touch in the proper

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operation and management of the Centers. Physician Group agrees to provide, and shall cause its Employed Providers to provide, professional medical services to Patients at the Centers, and provide medical direction services at the Centers during the hours of operation of the Centers. Physician Groups duties as medical director of the Centers shall include the responsibilities listed on EXHIBIT B.

     1.2. SOLE RESPONSIBILITY FOR ALL MEDICAL AND PROFESSIONAL MATTERS. All medical and professional matters relating to the operations of the Practice and the Centers, and the performance of medical services for Patients shall be the sole responsibility of Physician Group. Physician Group shall use and occupy the Centers exclusively for the practice of medicine. Physician Group expressly acknowledges that the medical practice or practices conducted at these facilities shall be conducted solely by Employed Providers and Contracting Providers.

     1.3. EMPLOYED PROVIDERS AND CONTRACTING PROVIDERS. Unless otherwise agreed to by the parties, Physician Group shall have complete control of and responsibility for the hiring, engagement, compensation, supervision evaluation, and termination of all Employed Providers and Contracting Providers, although at the request of Physician Group, Light Touch shall consult with Physician Group respecting such matters. With respect to physicians, Physician Group shall only employ and contract with licensed physicians meeting applicable credentialing guidelines established by Physician Group. Physician Group shall be responsible for the payment of salaries and wages, compensation, payroll taxes, employee benefits, and all other taxes and charges now or hereafter applicable to Employed Providers, Contracting Providers and other licensed health care professional personnel employed by Physician Group. Physician Group shall consult with Light Touch with regard to the terms of contracts entered into between Physician Group and Employed Providers, Contracting Providers, or other licensed health care professional employees and the terms and conditions of their employment or engagement as independent contractors, as applicable.

     1.4. FEES, CHARGES AND PAYOR AGREEMENTS. Physician Group shall, after consultation with Light Touch, determine the fees, charges, premiums, or other amounts due in connection with its delivery of health care services to Patients. Such fees, charges, premiums, or other amounts, regardless of whether determined on a fee-for-service, capitated, prepaid, or other basis, shall be reasonable and consistent with the fees, charges, premiums and other amounts due to health care providers for similar services within the community under the type of reimbursement program involved.

     1.5. COMPLIANCE WITH LAW. Physician Group shall require all of its Employed Providers and Contracting Providers to comply with all laws, regulations, and ethical and professional standards applicable to the practice of medicine. Employed Providers and Contracting Providers who are physicians shall at all times be licensed to practice medicine in the State of Ohio and all other states in which a Center is located and at which such physician provides patients medical services is located.

     1.6. CENTERS; HOURS OF OPERATION; STAFFING. Physician Group shall conduct the Practice from the current location(s) set forth in EXHIBIT A and any future Centers. Changes in or additions to the Centers at which Physician Group provides medical director services and conducts the Practice shall require the consent of both parties which consent shall not be unreasonably withheld. Any additional or substitute Center

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shall be deemed to be part of the Practice for the purposes of this
Agreement. The hours of operation and the medical staffing of the Centers shall be established by the agreement of Physician Group and Light Touch from time to time hereafter.

     1.7. QUALITY ASSURANCE. Physician Group shall rigorously monitor utilization and quality of services provided by Employed Providers and Contracting Providers, shall develop, maintain and administer quality assurance programs and performance standards and shall take all steps necessary to remedy any and all deficiencies in the efficiency or the quality of medical care provided.

     1.8. PATIENT REFERRALS. The parties agree that the benefits to Physician Group hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangements for the provision of any item or service offered by Light Touch or any Affiliate of Light Touch to any of Physician Group's Patients in any facility or laboratory controlled, managed or operated by Light Touch or any Affiliate of Light Touch.

     1.9. PROFESSIONAL DUES AND EDUCATION EXPENSES. Physician Group and its Employed providers shall be solely responsible for the cost of membership in professional associations, and continuing professional education. Physician Group shall ensure that each of its Employed Providers participates in such continuing medical education as is necessary for such provider to remain current with professional licensure and community standards.

     1.10. PROFESSIONAL INSURANCE ELIGIBILITY. Physician Group shall obtain and retain professional liability insurance by assuring that its Employed Providers and Contracting Providers are insurable or instituting proceedings to terminate any Employed Provider who is not insurable or loses his or her insurance eligibility. Termination shall be effective no more than thirty
(30) days from such determination. Physician Group shall require all Employed Providers and Contracting Providers to participate in an on-going risk management program. It is understood that Physician Group and its Employed Providers and Contracting Providers who are physicians shall, at Physician Group's cost, at all times be covered by malpractice insurance with coverage in usual and customary amounts for practitioners of the same profession and specialties in Ohio and, if applicable, other states. Physician Group shall ensure that its written agreements with Contracting Providers and Contracting Providers who are physicians require such physicians to at all times be covered by malpractice insurance in amounts that are usual and customary for practitioners of the same profession and specialty in Ohio and, if applicable, other states. Such malpractice policies shall name Light Touch as an additional insured.

     1.11. FEES FOR PROFESSIONAL SERVICES. Physician Group shall be solely responsible for legal, accounting and other professional services incurred by Physician Group in operating the Practice absent a violation by Physician Group of any provisions of this Agreement.

     1.12. ACCOUNTING. Physician Group shall direct and maintain the operation of an appropriate accounting system with respect to Physician Group's operation of the


                                      -3-

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Practice and shall perform all bookkeeping and accounting services required for the operation of the Practice, including the maintenance, custody and supervision of business records, ledgers and reports; the establishment, administration and implementation of accounting procedures, controls and systems.

                       II.  RESPONSIBILITIES OF LIGHT TOUCH

     2.1. GENERAL RESPONSIBILITY. Light Touch shall have general responsibility for staffing, equipping and operating the Centers, including fiscal services, administrative services, and other strategic and tactical support services with respect to the Centers, except as otherwise provided in this Agreement. Light Touch shall perform all required functions in accordance with sound management techniques. Notwithstanding Light Touch's general and specific rights and responsibilities set forth in this Agreement, Physician Group shall have full authority and control with respect to all medical, professional and ethical determinations over Physician Group's Practice and the provision of medical services at the Centers to the extent required by federal, state and local laws, rules and regulation. Light Touch shall not engage in activities which constitute the practice of medicine under applicable law. Light Touch shall neither exercise control over nor interfere with the physician-patient relationship, which shall be maintained strictly between the physicians of Physician Group and their Patients.

     2.2.  RESPONSIBILITIES WITH REGARD TO SELECTED PATIENT- RELATED MATTERS.

           (a) PATIENT RELATIONS, SCHEDULING, ETC. Light Touch shall assist Physician Group in maintaining positive Patient relations by, among other things, in conjunction with and at the direction of Physician Group: scheduling Patient appointments; responding to Patient grievances and complaints in matters other than medical evaluation, diagnosis, and treatment.

           (b) RECORDKEEPING. Light Touch shall assist Physician Group in maintaining Patient medical records in accordance with applicable laws concerning their confidentiality and retention, and promptly making such records available to Physician Group's Employed Providers, Contracting Providers and other appropriate recipients. Notwithstanding the foregoing sentence, Patient medical records shall be and shall remain the property of Physician Group, and the content thereof shall be solely the responsibility of Physician Group.

           (c) QUALITY ASSURANCE. Light Touch shall assist Physician Group, in accordance with criteria established by Physician Group, in the development and implementation of appropriate quality assurance programs, including development of performance and utilization standards, sampling techniques for case review, and preparation of appropriately documented studies. Notwithstanding the foregoing, Light Touch shall not perform any duties that constitute the corporate practice of medicine.


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     2.3.  BILLING. Light Touch shall submit on a timely basis all bills and necessary documentation required by Patients and Payors in order to obtain payment in connection with Physician Group's delivery of health care services at the Practice or its arrangement for the delivery of such services. In seeking such payment, Light Touch shall act as Physician Group's exclusive agent in billing and collecting professional fees, charges and other amounts owed to Physician Group for services rendered by it and its Employed Providers at the Centers. In this connection, Physician Group hereby appoints Light Touch, during the term of this Agreement, as Physician Group's true and lawful attorney-in-fact, with power of substitution, for the following purposes relating to the Practice:

               (i) To bill Physician Group's Patients on Physician Group's behalf.

               (ii) To collect accounts receivable generated by such billings on Physician Group's behalf, including, where deemed appropriate by Light Touch and approved in advance by Physician Group, settling and compromising claims, assigning such accounts receivable to a collection agency or the bringing of legal action against a Patient or Payor on Physician Group's behalf.

               (iii) To receive payments on behalf of Physician Group from Patients and Payors, to cause such payments to be deposited into appropriate depository accounts (each such depository account, a "Collections Account").

     2.4.  OTHER RESPONSIBILITIES.

           (a) INSURANCE. PROPERTY AND LIABILITY INSURANCE. Light Touch shall obtain and maintain during the term of this Agreement (a) property damage insurance protecting the Centers' premises and the personal property located therein against such hazards and in such amounts as Light Touch determines are reasonably prudent; and (b) general liability insurance in such amounts as Light Touch determines are reasonably prudent.

           (b) PERSONNEL. Light Touch shall furnish the services of all personnel other than physicians, nurses, physician assistants or other health care professionals required for the operation of the Practice. Except as specifically provided in this SECTION 2.4(b) Light Touch has the power to recruit, hire, train, promote, assign, set the compensation level for, and discharge all nonprofessional personnel. Any nonprofessional personnel employed by Light Touch who perform patient care services shall perform such services under the exclusive direction, supervision and control of Physician Group, while all other services of Light Touch personnel shall be performed under the exclusive direction, supervision and control of Light Touch. If Physician Group is dissatisfied with the services of any personnel employed by Light Touch, Physician Group shall consult with Light Touch. Light Touch shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether, if requested by Physician Group (provided that such employee is not an officer or senior manager of Light Touch), such employee should be removed from providing services

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for Physician Group. Employee assignments shall be made with the intention of assuring consistent and continued rendering of high quality medical support services and to ensure prompt availability and accessibility of individual medical support personnel to physicians in order to develop constant, familiar and routine working relationships between individual physicians and individual members of the medical support personnel.


                           III.  FINANCIAL ARRANGEMENTS

     3.1. FEES FOR PROFESSIONAL SERVICES. Physician Group shall bill Patients for the services of its Employed Providers and Contracting Providers at the rates and/or fees established by Physician Group from time to time, which rates and fees may be incorporated into the overall global fees charged to Patients for services and procedures performed at the Centers. Light Touch shall bill and collect for its services and the technical fees related to the Centers. Physician Group's initial fees and rates are attached hereto as
EXHIBIT 3.1. Light Touch acknowledges that the services provided by Physicians Group are unlikely to be covered by insurance plans, health maintenance organizations and other similar Payors, and that Patients will primarily be financially responsible for Physician Groups' fees. Physician Group agrees to charge reasonable fees for its services, and may adjust its fees from time to time, subject to the provisions of Section 1.4.

     Light Touch shall pay to Physician Group the amount Light Touch collects on behalf of Physician Group hereunder. In recognition of the services of Physician Group hereunder, including services as medical director, Light Touch shall pay to Physician Group a minimum weekly payment equal to the Guaranteed Payment. The Guaranteed Payment shall equal the sum of the minimum compensation listed on EXHIBIT C for the Employed Providers, total CME expenses, malpractice insurance, physicians' assistants, nurses, accounting and miscellaneous expenses, and Contracting Providers. Within thirty (30) days of the end of each calendar quarter, Light Touch will reconcile the amount due to, or payable from, Physician Group for such quarter, determined by comparing the amount paid to Physician during such quarter (including the Guaranteed Payments) against the actual collections by Light Touch on Physician Group's behalf (based on billings in accordance with Exhibit 3.1).

                   IV.  REPRESENTATIONS AND WARRANTIES; COVENANTS

     4.1   REPRESENTATIONS AND WARRANTIES AND COVENANTS OF PHYSICIAN GROUP.

           (a) Physician Group hereby represents and warrants to Light Touch as follows:

               (i) Physician Group is and shall remain during the term of this Agreement a professional corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, actively engaged in the practice of

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medicine, and possessing full corporate power and authority to own its properties and to conduct the business in which it engages.

               (ii) Physician Group has full corporate power and authority to execute and deliver this Agreement and to engage in the transactions and obligations contemplated by this Agreement. Upon its execution, this Agreement shall constitute a valid and binding obligation of Physician Group, enforceable in ACCORDANCE WITH ITS TERMS, EXCEPT as limited by applicable BANKRUPTCY, INSOLVENCY, MORATORIUM, OR OTHER SIMILAR LAWS affecting generally the rights of creditors and by principles of equity. The party executing this Agreement on behalf of Physician Group is duly authorized to do SO.

               (iii) The consummation of the transactions contemplated by this Agreement will not: result in a breach of the terms, provisions, or conditions of or constitute a default under the Articles of Incorporation, By-Laws or other enabling or governing instruments of Physician Group or any agreement to which Physician Group is a party or by which it is bound; or, to the best knowledge of Physician Group, constitute a violation of any applicable law or regulation.

           (b) Physician Group hereby covenants to Light Touch that it shall not, without the prior written consent of Light Touch, take any action to terminate or nullify, or release any Employed Provider from, the terms of any noncompetition covenant set forth in any employment agreement between Physician Group and such Employed Provider.

     4.2. COVENANTS AND WARRANTIES OF LIGHT TOUCH. Light Touch hereby represents and warrants to Physician Group as follows:

           (a) Light Touch is and shall remain during the term of this Agreement a corporation which is duly organized, validly existing and in good standing under the laws of the State of Ohio, possessing full corporate power and authority to own its properties and to conduct the business in which it engages.

           (b) Light Touch has full corporate power and authority to execute and deliver this Agreement and to engage in the transactions and obligations contemplated by this Agreement. Upon its execution, this Agreement shall constitute a valid and binding obligation of Light Touch, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting generally the rights of creditors and by principles of equity. The party executing this Agreement on behalf of Light Touch is duly authorized to do so.

           (c) The consummation of the transactions contemplated by this Agreement will not: result in any breach of the terms, provisions or conditions of or constitute a default under the Certificate of Incorporation, By-Laws or other enabling or governing instruments of Light Touch or any agreement to which Light Touch is a party or by which it is bound; or, to the best knowledge of Light Touch, constitute a violation of any applicable law or regulation.

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                               V.  TERM AND TERMINATION

     5.1. TERM. This Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years (the "Initial Term"), unless sooner terminated pursuant to this Article V. Thereafter, this Agreement shall automatically continue in effect for additional terms of five (5) years each (each such additional term, a "Renewal Term"), unless Light Touch notifies Physician Group in writing not less than twelve (12) months or more than fifteen (15) months prior to the expiration of the Initial Term or any then current Renewal Term of its intent to terminate this Agreement at the end of such term, or unless this Agreement is terminated pursuant to Section 5.2,
Section 5.3 or Section 8.11 hereof.

     5.2. EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" (the party causing such default is referred to as the "Breaching Party" and the other party is referred to as the "Non-Breaching Party"):

           (a) The Breaching Party fails to make any payment required under this Agreement.

           (b) The Breaching Party admits in writing its inability to pay its debts as they mature, makes any general assignment for the benefit of creditors, or seeks to avail itself of any law for the release of insolvent debtors.

           (c) Insolvency, bankruptcy, dissolution, liquidation, or receivership proceedings are commenced by or with the consent of the Breaching Party, or are pending for more than sixty (60) days against the Breaching Party.

           (d) The Breaching Party fails to observe or otherwise breaches any material term, condition, covenant, or warranty of this Agreement.

     5.3. TERMINATION. Subject to the provisions of this Article V, the Non-Breaching Party may terminate this Agreement upon the occurrence of an Event of Default in accordance with the following:

           (a) In the event of the occurrence of an Event of Default referred to in Section 5.2(a) above, upon the expiration of thirty (30) days after written notice, which notice shall specify the amount of such payment and when it was due, unless the amount due is paid within such thirty (30) days.

           (b) In the event of the occurrence of any other Event of Default, upon the expiration of ninety (90) days after written notice, which notice shall specify the nature and extent of such Event of Default to the Breaching Party, unless such Event of Default is remedied within such ninety (90) days or, in the case of an Event of Default which cannot reasonably be remedied within ninety (90) days, unless the Breaching Party has made a good faith effort to begin to cure such Event of Default within such ninety (90) days.

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     5.4.  DUTIES UPON TERMINATION OR EXPIRATION OF THIS AGREEMENT.

           (a) If this Agreement is terminated upon expiration of its term, or earlier as provided in Sections 5.3 or 8.11:

               (i) Neither party shall be released or discharged from any obligation, debt or liability which has previously accrued or been incurred and remains to be performed upon the date of termination or expiration;

               (ii) Any sums of money owing by one party to the other shall be paid immediately;

               (iii) Physician Group shall return to Light Touch all originals and copies of the Proprietary Information of any of the Protected Parties (as those terms are defined in Article VI) which are in the possession of Physician Group or any other person or entity to whom it has delivered such originals and copies; and

               (iv) Damages and any other remedies available at law or in equity may be sought and collected by the Non-Breaching Party from the Breaching Party in the event of a termination pursuant to Section 5.3 hereof.

                              VI. RESTRICTIVE COVENANTS

     6.1. COVENANT REGARDING PROPRIETARY INFORMATION. In the course of the relationship created pursuant to this Agreement, Physician Group will have access to certain methods, trade secrets, processes, ideas, systems, procedures, inventions, discoveries, concepts, software in various stages of development, designs, drawings, specifications, models, data, documents, diagrams, flow charts, research, economic and financial analysis, developments, procedures, know-how, policy manuals, financial data, form contracts, marketing ad other techniques, plans, materials, forms, copyrightable materials and trade information regarding the operations of Light Touch and/or of its Affiliates (collectively, the "Protected Parties"). The foregoing, together with the existence and terms of this Agreement, are referred to in this Agreement as "Proprietary Information". Physician Group shall maintain all such Proprietary Information in. strict secrecy and shall not divulge such information to any third parties, except as may be necessary for the discharge of its obligations under this Agreement. Physician Group shall take all necessary and proper precautions against disclosure of any Proprietary Information to unauthorized persons by any of its officers, directors, employees or agents. All officers, directors, employees and agents of Physician Group who will have access to all or any part of the Proprietary Information may be required to execute an agreement, at the reasonable request of Light Touch, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to Light Touch and its counsel, committing themselves to maintain the Proprietary Information in strict confidence and not to disclose it to any unauthorized person or entity. The Protected Parties not party to this Agreement are hereby specifically made third party beneficiaries of this Section 6.1, with the power to enforce the provisions hereof. Upon termination of this Agreement for any reason, Physician Group and

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each of its Employed Providers and Contracting Providers shall cease all use of any of the Proprietary Information and, at the request of Light Touch, shall execute such documents as may be necessary to evidence Physician Group's abandonment of any claim thereto. The parties recognize that a breach of this Section 6.1 cannot be adequately compensated in money damages and therefore agree that injunctive relief shall be available to the Protected Parties as their respective interests may appear.

     The obligations of Physician Group under this Section 6.1 shall not apply to information: (i) which is a matter of public knowledge on or becomes a matter of public knowledge after the Effective Date of this Agreement, other than as a breach of the confidentiality terms of this Agreement or as a breach of the confidentiality terms of any other agreement between Physician Group and Light Touch or its Affiliates; or (ii) was lawfully obtained by Physician Group on a nonconfidential basis other than in the course of performance under this Agreement and from some entity other than Light Touch or its Affiliates or from some person other than one employed or engaged by Light Touch or its Affiliates, which entity or person has no obligation of confidentiality to Light Touch or its Affiliates.

     6.2. COVENANTS NOT TO COMPETE DURING THE TERM. The parties recognize that the services to be provided by Light Touch shall be feasible only if Physician Group operates an active medical practice to which Physician Group and Employed Providers devote full time and attention. To that end:

           (a) RESTRICTIVE COVENANTS BY PHYSICIAN GROUP. During the term of this Agreement, Physician Group shall not establish, operate or provide physician or other health care services at any medical office, clinic or other health care facility providing services substantially similar to those provided by Physician Group pursuant to this Agreement anywhere other than at the Centers and as may be approved in writing by Light Touch. Physician Group shall also not enter into any medical director or management or administrative services agreement or arrangement with any person or entity other than Light Touch without Light Touch's prior written approval.

           (b) RESTRICTIVE COVENANTS BY EMPLOYED PHYSICIANS. Physician Group shall obtain and enforce noncompetition agreements with its Employed Providers who are physicians the substance and form of which is set forth as EXHIBIT D hereto and which Physician Group shall not revise without the prior written consent of Light Touch.

     6.3. COVENANT NOT TO COMPETE FOLLOWING TERMINATION. For three (3) years following the termination of this Agreement by Light Touch pursuant to
Section 5.3 or by either party pursuant to Section 8.11, Physician Group shall not enter into any medical director or management or administrative services agreement or any similar arrangement with any person or entity for the provision of the same or similar services as Light Touch provides to Physician Group under this Agreement.

     6.4. COVENANT NOT TO SOLICIT. During the term of this Agreement and for three (3) years following the termination of this Agreement, Physician Group shall not:

           (a) Directly or indirectly solicit, recruit or hire, or induce any party to solicit, recruit or hire any person who is an employee of, or who has entered into an independent contractor arrangement with, Light Touch or any Affiliate of Light Touch (excluding any person who performs patient services);

           (b) Directly or indirectly, whether for itself or for any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any of Light Touch's customers, business, or clients; or

           (c) Disrupt, damage, impair or interfere with the business of Light Touch.

     6.5. ENFORCEMENT. Light Touch and Physician Group acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this Article VI or of Article VII shall be inadequate, either party shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist by law. All parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of Article VI or Article VII relating to the restrictive period, scope of activity restricted and/or other provisions described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the territory applicable to the restrictive covenant provisions in this Article VI or Article VII. The invalidity or non-enforceability of this Article VI or Article VII in any respect shall not affect the validity or enforceability of the remainder of this Article VI or
Article VII or of any other provisions of this Agreement.


                            VII.  INFORMATION AND RECORDS

     7.1. OWNERSHIP OF RECORDS. At all times during and after the term of this Agreement, including any extensions or renewals hereof, all business records, including but not limited to, business agreements, books of account, general administrative records and all information generated under or contained in the management information system pertaining to Light Touch's obligations hereunder, and other business information of any kind or nature, except for Patient medical records and Physician Group's Records (as defined in Section 7.2 below), shall be and remain the sole property of Light Touch; PROVIDED that after termination of this Agreement Physician Group shall be entitled to reasonable access to such records and information, including the right to obtain copies thereof, for any purpose related to patient care or the defense of any claim relating to patient care or the business of Light Touch or Physician Group.


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


     7.2. PHYSICIAN GROUP'S BUSINESS AND FINANCIAL RECORDS. At all times during and after the term of this Agreement, the financial, corporate and personnel records and information relating exclusively to the business and activities of Physician Group, as distinguished from the business and activity of Light Touch, hereinafter referred to as "Physician Group's Records," shall be and remain the sole property of Physician Group.

     7.3. ACCESS TO RECORDS. Each party shall be entitled, upon request and with reasonable advance notice, to obtain access to all records of the other party directly related to the performance of such party's obligations pursuant to this Agreement; provided, however, that such right shall not allow for access to records that must necessarily be kept confidential. Either party, at its expense, shall have the right to make copies of any records to which it has access pursuant to this Section.

     7.4. CONFIDENTIALITY OF RECORDS. Light Touch and Physician Group shall adopt procedures for maintaining the confidentiality of the records relating to the operations of Light Touch and Physician Group which do not constitute Proprietary Information, which information is not otherwise available to third parties publicly or by law, and shall comply with all applicable federal and state statutes and regulations relating to such records. Patient medical records and other privileged Patient information shall not be disclosed or utilized by Physician Group or Light Touch or their agents or employees except as required or permitted by applicable laws and regulations.

                               VIII.  MISCELLANEOUS

     8.1. INDEPENDENT CONTRACTOR STATUS OF PARTIES. In the performance of the work, duties and obligations under this Agreement, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other and that no relationship of partnership joint venture or employment is created by this Agreement. Neither party, nor any other person performing services on behalf of such party pursuant to this Agreement, shall have any right or claim against the other party for Social Security benefits, workers' compensation benefits, disability benefits, unemployment insurance benefits, health benefits, vacation pay, sick leave or any other employee benefits of any kind.

     8.2. NO WAIVER. The waiver by any party to this Agreement of any breach of any term or condition of this Agreement shall not constitute a waiver of subsequent breaches. No waiver by any party of any provision of this Agreement shall be deemed to constitute a waiver of any other provision.

     8.3. NOTICES. If, at any time after the execution of this Agreement, it shall become necessary or convenient for one of the parties to serve any notice, demand or communication upon the other party, such notice, demand, or communication shall be in writing and shall be served personally, by nationally recognized overnight courier which provides confirmation of delivery, or by depositing the same in the United States mail, registered or certified, return receipt requested, postage prepaid and,


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


           (a) If intended for Physician Group, then the notice shall be addressed to:

               Vein & Laser, Inc.
               10663 Montgomery Road
               Cincinnati, Ohio 45242
               Attn: Colin Herd, M.D.

           (b) If intended for Light Touch, then the notice shall be addressed to:

               Light Touch Vein & Laser, Inc.
               10663 Montgomery Road
               Cincinnati, Ohio 45242
               Attn: Greg Martini

or to such other address as either party may have furnished to the other party in writing as the place for the service of notice. Any notice so mailed shall be deemed to have been given three (3) days after the same has been deposited in the United States mall; when delivered if the same has been given personally; or the next business day if the same has been delivered to a nationally recognized overnight courier service.

     8.4. ASSIGNMENT. Neither party may sell, transfer, assign, or otherwise convey its rights or obligations under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Light Touch shall have the right to
(a) assign its rights and/or delegate all or any of its obligations to any of its Affiliates; and/or (b) subcontract some portion of its obligations hereunder to a third party which is not an Affiliate of Light Touch, in each case without the consent of Physician Group.

     8.5. SUCCESSORS AND ASSIGNS. Subject to the provisions of this Agreement respecting assignment, the terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

     8.6. SEVERABILITY . Nothing contained in this Agreement shall be construed to require the commission of an act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation, the latter shall prevail. In such event, and in any case in which any provision of this Agreement is determined to be in violation of a statute, law, ordinance or regulation, the affected provision(s) shall be limited only to the extent necessary to bring it within the requirements of the law and, insofar as possible under the circumstances, to carry out the purposes of this Agreement. The other provisions of this Agreement shall remain in full force and effect, and the invalidity or unenforceability of any provision hereof shall not affect the validity and enforceability of the other provisions of this Agreement, nor the availability of all remedies in law or equity to the parties with respect to such other provisions.

     8.7. THIRD PARTIES. Except as provided in Article VII, nothing in this Agreement shall be construed to create any duty to, any standard of care with reference to or any liability to anyone not a party to this Agreement.

     8.8. HEADINGS. The headings used in this Agreement are for convenience of reference only and shall have no force or effect in the construction or interpretation of the provisions of this Agreement.

     8.9. TIME OF THE ESSENCE. Time is of the very essence of each and all of the agreements, covenants and conditions of this Agreement.

     8.10. GOVERNING . This Agreement shall be interpreted in accordance with and governed by the laws of the State of Ohio, to the jurisdiction of which each of the parties hereby submits.

     8.11. CONTRACT MODIFICATIONS FOR PROSPECTIVE LEGAL EVENTS. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the Effective Date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel of both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations (a "Structural Issue"), either party may terminate this Agreement, on not less than ninety (90) days written notice to the other party, or negotiate and enter into an amendment of the provisions of this Agreement in such manner as to alleviate such violation. In the event that the parties are unable to agree upon such amendment within thirty (30) days after the determination that such amendment is necessary, a party may elect either to terminate this Agreement, on not less than ninety
(90) days written notice to the other party.

     The parties agree that an amendment to accomplish the purposes set forth in this Section 8.11 may require reorganization of Physician Group or Light Touch, or both, and may require either or both parties to obtain appropriate regulatory licenses and approvals. If (a) such reorganization or obtaining such regulatory licenses and approvals is not reasonably possible, either party shall have the right to terminate this Agreement on not less than ninety (90) days written notice to the other party; or (b) such reorganization or obtaining such regulatory licenses and approvals would require Light Touch or Physician Group to incur a material economic detriment or would result in a material economic detriment for Light Touch or Physician Group, Light Touch or Physician Group, as the case may be, shall have the right to terminate this Agreement on not less than ninety (90) days written notice to Physician Group or Light Touch, as the case may be.

     In the event that either party elects to terminate this Agreement in accordance with the provisions of this Section 8.11, Light Touch shall have the right, exercisable by the delivery of a written notice to Physician Group at any time within sixty (60) days after the delivery by either party of notice of termination of this Agreement, to require Physician Group to purchase from Light Touch all of the assets used by Physician Group in connection with the conduct of the medical practice at the Centers (the "Practice Assets"). In the event that Light Touch fails to exercise such right within the first thirty (30) days of such sixty (60) day period, Physician Group shall have the right, exercisable by delivery of a written notice to Light Touch at any time during the last thirty (30) days of such sixty (60) day period, to require Light Touch to sell to Physician Group all of the Practice Assets.

     If Light Touch elects to exercise the right to require Physician Group to purchase the Purchase Assets from Light Touch or if Physician Group elects to exercise the right to require Light Touch to sell the Purchase Assets to Physician Group: (a) the purchase price for the practice assets shall be their appraised fair market value (which shall be determined by appraiser(s) mutually agreeable to the parties); (b) 25% of such purchase price shall be payable to Light Touch at the closing for such sale of the Practice Assets in immediately available funds to such bank account as is designated by Light Touch, and the balance of such purchase price shall be payable in such immediately available funds within six (6) months after the closing; and (c) the closing for such sale of the Practice Assets shall occur on such date as is designated in writing by Light Touch (if Light Touch elects to exercise such right) or Physician Group (if Physician Group elects to exercise such right) which date shall be not later than five (5) business days after the date of delivery by Light Touch or Physician Group of notice of its exercise of its right to require Physician Group to purchase or to require Light Touch to sell all of the Practice Assets, as the case may be.

     Light Touch shall have no claim against Physician Group, and Physician Group shall have no claim against Light Touch, pursuant to the provisions of
Section 4.1(a) (iii) hereof or Section 4.2(c) hereof, respectively, which is based upon or arises out of a Structural Issue.

     8.12. LANGUAGE CONSTRUCTION. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     8.13. INDEMNIFICATION. Physician Group shall indemnify, hold harmless and defend Light Touch, its officers, directors, shareholders, employees, agents and independent contractors (the "Light Touch Group") from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys' fees and disbursements (a "Light Touch Loss")), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or any other acts or omissions by Physician Group, and/or its partners, agents, employees and/or subcontractors (other than Light Touch) during the term hereof except with respect to any Light Touch Loss which is the result of any gross negligence or willful misconduct by a member of the Light Touch Group. Light Touch shall indemnify, hold harmless and defend Physician Group, its officers, directors, partners employees, agents and independent contractors (the "Physician Group") from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable judgment attorneys' fees and disbursements) (a

"Physician Group Loss"), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any acts of omissions by Light Touch and/or its shareholders, agents, employees and/or subcontractors during the term hereof except with respect to any Physician Group Loss which is the result of any gross negligence or willful misconduct by a member of the Physician Group.

     8.14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, between or among parties regarding the subject matter of this Agreement.

     8.15. INCORPORATION BY REFERENCE. All exhibits and other attachments to this Agreement are incorporated by reference into this Agreement by such reference.

     8.16. AMENDMENTS ONLY IN WRITING. This Agreement may not be amended or modified in any respect whatsoever, except by an instrument in writing signed by the parties hereto.

     8.17. COUNTERPARTS. This Agreement may be executed in one or more Counterparts, each of which shall be considered an original and all of which shall constitute one and the same agreement. This Agreement shall not become effective until it has been executed by all of the parties hereto.

     8.18. COMMERCIAL IMPRACTICABILITY. No party to this Agreement shall be liable for any failure to perform its obligations hereunder where such failure results from any cause beyond that party's reasonable control, including, for example, an act of God, labor disturbance such as a strike or walkout, war, riot, fire, storm, accident, government regulation or interference, or mechanical, electronic or communications failure.

     8.19. ELECTION OF REMEDIES. The respective rights of the parties to this Agreement shall be cumulative. Each party shall have all other rights and remedies consistent with this Agreement as law and equity may provide. No exercise by any party of one right or remedy shall be deemed to be an exclusive election of rights or remedies.

     8.20. SURVIVAL. The provisions of Articles III, IV, V, VI, VII and VIII shall survive any termination of this Agreement.

     8.21. THIRD PARTY BENEFICIARIES. Except with respect to Affiliates of Light Touch, nothing in this Agreement shall be construed to create any duty to, any standard of care with reference to, or any liability to any Person not a party to this Agreement. The Affiliates of Light Touch are intended third party beneficiaries of this Agreement.

     IN WITNESS WHEREOF, Light Touch and Physician Group have caused this Agreement to be executed by their duly authorized respective officers as of the Effective Date.


                                   LIGHT TOUCH VEIN & LASER, INC.

                                   By:    /s/ Gregory F. Martini
                                       ---------------------------------
                                   Title:   PRESIDENT
                                         -------------------------------

                                   VEIN & LASER CENTER, INC.

                                   By:     /s/ Colin C. Herd
                                        --------------------------------
                                   Title:   President
                                         -------------------------------